Exhibit 2.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”), dated as of December 31, 2007, is by and among Heilongjiang Xing An Group Hong Yuan Coal Mining Co., Ltd., a People’s Republic of China limited liability company having a registered address of Xi Lin Ji Town, Mo He County, Da Xing'an Mountain District, Heilongjiang Province (“Hong Yuan”), Heilongjiang Xing An Group Sheng Yu Mining Co., Ltd., a People’s Republic of China limited liability company having a registered address of Cross Area between Zhenxing Road and Zhonghua Road, Xi Lin Ji Town, Mo He County, Da Xing'an Mountain District, Heilongjiang Province (“Sheng Yu” and with Hong Yuan, the “Xing An Group” or the “Members of the Xing An Group”), Heilongjiang Xing An Mining Development Group Co., Ltd., a People’s Republic of China limited liability company (“Xing An Mining”) having a registered address of No. 9,  People Road, Jia Ge Da Qi, Jia Ge Da Qi District, Da Xing'an Mountain Region, Heilongjiang Province, GONG Mingshu, YUE Yunjia, YUE Yunpeng, YUE Guoqing, and Songzai International Holding Group Inc., a Nevada corporation having an address 20337 Rimview Place, Walnut, California  91789 ("Buyer").  Xing An Mining, GONG Shuming, YUE Yunjia, YUE Yunpeng, YUE Guoqing are the shareholders, members and/or owners (the “Shareholders”) of the Xing An Group (the Xing An Group and Shareholders collectively referred to as the "Seller").  Seller and Buyer may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

A.            Shareholders own all of the issued and outstanding ownership interests or shares of Hong Yuan (collectively the "Hong YuanRegistered Capital", and this term's meaning shall include any and all forms of ownership interests, regardless of whether such interests are stock, member interests, partnership interests, or any other form of equity).

B.            Seller owns all of the issued and outstanding ownership interests or shares of Sheng Yu (collectively the "Sheng YuRegistered Capital", and this term's meaning shall include any and all forms of ownership interests, regardless of whether such interests are stock, member interests, partnership interests, or any other form of equity).

C.            This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, 90% of the outstanding Hong Yuan Register Capital and 90% of the Sheng Yu Registered Capital in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
Definitions

1.1. Defined Terms.  As used herein, the terms below shall have the following meanings:

"Books and Records" shall mean all records pertaining to the assets, properties, business, operations, accounts, financial condition, customers or suppliers of the Members of the Xing An Group.

“Business” shall mean, collectively, the business and operations of the Xing An Group.

"Buyer’s Common Stock" shall mean the common stock, par value $.001 per share, of the Buyer.

“Cash Consideration” has the meaning ascribed in Section 2.2 hereof.

"Closing Date" shall mean the date of the Closing, as defined in Section 3.2 hereof.

"Contract" shall mean any of the agreements, contracts, instruments or commitments to which one or more of the Members of the Xing An Group is a party, all as identified or listed on Schedule 1.1(a).

"Current Balance Sheet" shall mean the consolidated balance sheet of the Members of the Xing An Group at the Current Balance Sheet Date, together with the notes thereon.

"Current Balance Sheet Date" shall mean September 30, 2007.

"Current Financial Statements" shall mean the Current Balance Sheet, the audited consolidated balance sheets of the Members of the Xing An Group at December 31, 2005 and 2006, the audited consolidated statements of income and retained earnings and cash flows of the Members of the Xing An Group for the fiscal years ended December 31, 2005 and 2006, and the consolidated statements of income and retained earnings and cash flows of the Members of the Xing An Group for the nine months ended September 30, 2007.

"Encumbrance" shall mean any lien, pledge, option, adverse claim, charge, easement, security interest, right-of-way or encumbrance.

"Escrow Agent" shall mean a banking association or trust company agreed upon by Buyer and the Shareholders, appointed as escrow agent under the Escrow Agreement.

"Escrow Agreement" shall mean an escrow agreement among Buyer, the Shareholders and the Escrow Agent substantially in the form of Exhibit A hereto.

"Facilities" shall mean all of the office, research and operating facilities, mines and mineral rights, owned or leased real property, and related facilities used by any of the Members of the Xing An Group and which are identified or listed on Schedule 1.1(b).

"Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment owned or used by the Members of the Xing An Group and located in, at or upon the Facilities as of the Current Balance Sheet Date, plus all additions, replacements or deletions since the Current Balance Sheet Date in the ordinary course of the Members of the Xing An Group’s businesses.

"Governmental Entity" shall mean any governmental entity, department, commission, board, agency or instrumentality, whether national, federal, provincial, state or local, and whether domestic or foreign.

"Hong Yuan" has the meaning ascribed in the preamble hereof.

 "Hong Yuan Registered Capital" has the meaning ascribed in Recital A hereof.

 “Indemnified Liabilities” has the meaning ascribed in Section 8.3 hereof.

"Leases" shall mean all of the leases to which any of the Members of the Xing An Group is a party, which are listed on Schedule 1.1(c) attached hereto, which schedule indicates with respect to each Lease listed thereon the term, annual rent, renewal options and, if applicable, the number of square feet leased.

"Licenses" shall mean all governmental or regulatory licenses or permits required to conduct the Business as presently conducted, which are identified or listed on Schedule 1.1(d) attached hereto.

"Material Adverse Effect" shall mean a material adverse effect upon the business, operations, properties, assets or condition (financial and otherwise) or projected cash flows of the Members of the Xing An Group.

"Members of the Xing An Group" has the meaning ascribed in the preamble hereof.

"Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

"SEC" shall mean the U.S. Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Sheng Yu Registered Capital" has the meaning ascribed in Recital B hereof.

 "Sheng Yu" has the meaning ascribed in the preamble hereof.

 "Sheng Yu Registered Capital" has the meaning ascribed in Recital B hereof.

 “Stock Consideration” shall mean 80,000,000 shares of Buyer’s Common Stock, provided, however, that if the Buyer shall at any time prior to the Closing (i) subdivide Buyer’s Common Stock, by split up or otherwise, or combine Buyer’s Common Stock, by reverse stock split or otherwise, or (ii) issue additional shares of Buyer’s Common Stock as a dividend with respect to any shares of Buyer’s Common Stock, the number of shares of Buyer’s Common Stock issuable at Closing to Shareholders as Stock Consideration shall forthwith be proportionately increased in the case of a subdivision of stock or issuance of additional shares, or proportionately decreased in the case of a combination.

"Taxes" shall mean all taxes, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, capital gains, transfer gains, license, payroll, privilege, and franchise taxes, imposed by any Governmental Entity, and shall include any interest, penalties or additions to taxes attributable to any of the foregoing.

"Xing An Group" has the meaning ascribed in the preamble hereof.

"Xing An Mining" has the meaning ascribed in the preamble hereof.

"Xing An Registered Capital" means the Hong Yuan Registered Capital and the Sheng Yu Registered Capital, collectively.

Article 2
Purchase and Sale of Stock and Options

2.1.  Sale of Registered Capital. Subject to the terms of this Agreement, each Shareholder hereby agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from such Shareholder, on the Closing Date, all right, title and interest of Shareholder, legal and/or equitable, in and to 90% of the issued and outstanding Hong Yuan Registered Capital held by such Shareholder and 90% of the issued and outstanding Sheng Yu Registered Capital held by such Shareholder.

2.2. Purchase Price. The aggregate consideration (the “Purchase Price”) for 90% of the Hong Yuan Registered Capital and 90% of the Sheng Yu Registered Capital shall be (a) US$30,000,000 (the “Cash Consideration”) and (b) the Stock Consideration.  Each of the Cash Consideration and the Stock Consideration shall be paid to the Shareholders pro rata with their ownership of the Xing An Group, subject to the Escrow Agreement in the case of the Stock Consideration.  The Cash Consideration shall be paid by promissory notes in the form of Exhibit B hereto.

2.3 Documentary Stamp Taxes. Buyer shall be responsible for any documentary stamp taxes on any other transfer, sales or other taxes imposed by reason of the transfer of the Xing An Registered Capital.  Shareholders shall be responsible for any documentary stamp taxes on any other transfer, sales or other taxes imposed by reason of the transfer of the Stock Consideration.

Article 3
Pre-Closing, Closing and Post Closing

3.1 Pre Closing.  During the period between the date of the Agreement and Closing, the Members of the Xing An Group will continue to operate in the ordinary course, and will refrain from making any distributions or payments to Shareholders without the Buyer’s consent.

3.2. Closing. The closing of the transactions contemplated herein (the "Closing") shall occur as soon as practicable after the fulfillment or waiver of all conditions to closing herein, unless the Parties otherwise agree in writing.  The Closing shall be held at 9:00 a.m. local time on the Closing Date at the law offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California, 90024, USA, unless the parties hereto otherwise mutually agree to the contrary.

3.3. Deliveries at Closing.  At Closing, Seller and Buyer shall conclude all matters and make all deliveries set forth in Article 7 hereof.

3.4. Escrow.  At the Closing, the Stock Consideration payable by the Buyer at Closing shall be paid by the Buyer to the Escrow Agent for the purpose of securing the indemnification obligations of the Seller set forth herein.  The Stock Consideration shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Stock Consideration shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

3.5. Post Closing. From and after the Closing, each Party will provide the other Party with reasonable cooperation in connection with any and all matters that arise in connection with the Business of the Xing An Group, including, without limitation, any litigation, tax matter, or governmental investigation.

Article 4
Representations and Warranties of Seller

Except as set forth on the Schedules to this Agreement, Seller hereby represents and warrants to Buyer that as of Closing:

4.1. Organization. Each of the member of the Xing An Group has been duly organized and is validly existing and in good standing under the laws of the People’s Republic of China, and each has full power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets.

4.2. Articles of Incorporation; Bylaws. Etc.  True and complete copies of the organizational documents, operating agreements, etc., as applicable, minute books and all stock books and stock transfer records of each of the Members of the Xing An Group, each of the foregoing as amended to the date hereof, have been furnished to Buyer, and there will be no amendments or changes to any of such documents prior to the Closing Date without the express prior written consent of Buyer.  On the Closing Date, all such minute books will contain the true and complete minutes and records of any meetings, proceedings and other actions of the shareholders, members, directors and/or managers of the Member of the Xing An Group from the date hereof to the including the Closing Date.

4.3. Execution. Each Seller has the capacity to enter into this Agreement, and this Agreement has been executed and delivered by each Seller and is a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and, subject to the qualification that the availability of equitable remedies, is subject to the discretion of the court before which any proceeding therefor may be brought).

4.4. Absence of Certain Changes or Events. Except as set forth on the Schedules including, but not limited to, Schedule 4.4 and changes and/or events occurring subsequent to the date of this Agreement that are consistent with the past operations of the Xing An Group and otherwise made in the ordinary course of business, since the Current Balance Sheet Date there has not been any:

(A)	material change in the financial condition, assets, liabilities, working capital, reserves, earnings or Business;

(B)
material increase, addition or modification in (i) compensation payable or to become payable to any of the officers or employees of the Xing An Group (collectively “Personnel”), (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit sharing, social benefit or similar payment or arrangement made or agreed to by any of the Xing An Group for any Personnel, except pursuant to the plans and arrangements described in Schedule 4.17, or (iv) new employment agreement to which any of the Members of the Xing An Group is a party;

(C)	material sale, assignment or transfer of any of the assets of the Members of the Xing An Group, either singly or in the aggregate, or discontinuance of any service, product or product line;

(D)	cancellation of any material indebtedness, or waiver of any rights of substantial value to the Members of the Xing An Group;

(E)	amendment, cancellation or termination of any Contract, License, Lease or other instrument material to the Business;

(F)	capital expenditure other than in the ordinary course of business;

(G)	the failure to pay any obligation of the Members of the Xing An Group that is not otherwise subject to a bona fide dispute, except where such failure would not have a Material Adverse Effect;

(H)	change in accounting methods by the Xing An Group which would have a Material Adverse Effect on their assets, liabilities or Business (whether for accounting or tax purposes);

(I)	revaluation by the Members of the Xing An Group of any of their assets, including without limitation, writing off notes or accounts receivable in any material respect;

(J)	damage, destruction or loss (not covered by insurance) which would have a Material Adverse Effect affect on the properties, assets of the Xing An Group or on the Business in any material respect;

(K)
mortgage, pledge, grant, or creation of any Encumbrance on any assets of the Members of the Xing An Group, either singly or in the aggregate, except purchase money mortgages/liens arising in the ordinary course of business to secure indebtedness associated with such asset’s acquisition;

(L)	any redemption, purchase or other acquisition of any of the Xing An Group’s equity securities;

(M)
issuance by the Members of the Xing An Group of, or commitment of the Members of the Xing An Group to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

(N)
indebtedness incurred by the Members of the Xing An Group for borrowed money in excess of $25,000, or any commitment to borrow money or to make loans by the Members of the Xing An Group in an amount greater than $25,000 without written consent of the Buyer which such consent shall not be unreasonably withheld.

4.5. Capital Stock. The issued and outstanding Xing An Registered Capital is owned of record and beneficially by the Shareholders, free and clear of all Encumbrances.  All outstanding Xing An Registered Capital has been duly authorized and validly issued, and is fully paid and nonassessable.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Xing An Registered Capital, other than as contemplated by this Agreement.

4.6. Title to Assets. Except as set forth on Schedule 4.6(b), the Members of the Xing An Group has good title to, or valid leasehold interests in, all assets and properties listed in Schedule 4.6(a) that are purported to be owned, operated or leased by it, or used in the operation of its business free and clear of all Encumbrances except as created in the ordinary course of business to secure indebtedness incident to their acquisition.  Each of the Members of the Xing An Group has to its best knowledge performed all the obligations required to be performed by it with respect to all assets leased by it through the date hereof, except where the failure to perform would not have a Material Adverse Effect.  Except as set forth on Schedule 4.6, no improvement, equipment or other asset is subject to any commitment or other arrangement for their sale or use by any third parties.

4.7. Contracts and Commitments. Each Member of the Xing An Group is not (and, to the best knowledge of Seller, no other party is) in material breach or violation of, or material default under, any of the Contracts, Leases, Licenses or other instruments, obligations, evidence of indebtedness or commitments described on Schedules 1.1(a), 1.1(c) and 1.1(d), where such breach or violation or default would have a Material Adverse Effect.

4.8. No Conflict or Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in a violation of, or a conflict with, any provision of the organizational documents of the Members of the Xing An Group, (b)  constitute a material violation by any Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Business or such Seller, or (c) create an imposition of any encumbrance, restriction or charge on the Business, the Members of the Xing An Group, or on any of their assets.

4.9. Consents and Approvals. Except as set forth herein and on Schedule 4.9, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, or any other person or entity, is required to be made or obtained by the Members of the Xing An Group or the Shareholders in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.10. Financial Statements. Seller has heretofore delivered to Buyer the Current Financial Statements.  The Current Financial Statements, copies of which are attached hereto as Schedule 4.10, are complete and fairly represent the assets, liabilities and financial condition, results of operations and cash flows indicated thereby as of each date and for the period covered thereby, on a consistent basis.

4.11. No Pending or Threatened Actions. Except as set forth on Schedule 4.11, there is no action, suit, investigation, or other proceeding, or governmental investigation, audit, or inquiry, pending, or to Seller’s knowledge, threatened, whether formal or informal, civil, criminal, administrative, or investigative, and whether at law, in equity, or before any governmental agency, to include, without limitation, any bankruptcy proceeding or creditor’s reorganization or similar proceeding, pending, or to Seller’s knowledge, threatened, against Seller, or any of the property of Seller.

4.12. Labor Matters. Each of the Members of the Xing An Group is in material compliance with all applicable laws respecting employment, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice which would have a material adverse effect on its Business.  There is no unfair labor practice or similar charge or complaint against any of the Members of the Xing An Group pending before any Governmental Entity arising out of such companies’ activities, and Seller has no knowledge of any facts or information which would give rise thereto.  There is no labor strike or labor disturbance pending or, to the best of Seller's knowledge, threatened against any of the Members of the Xing An Group, nor is any grievance currently being asserted; and none of the Members of the Xing An Group has experienced a work stoppage or other labor difficulty.

4.13. Liabilities. Each of the Members of the Xing An Group has no liabilities or obligations (absolute, accrued, contingent, direct or indirect, known or unknown, matured or unmatured, or otherwise) except (i) liabilities which are reflected or resolved against or are disclosed on the Current Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past business since the Current Financial Statements, and (iii) liabilities arising under Contracts, letters of credit, purchase orders, licenses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Schedules and Exhibits hereto, or which because of the immaterial dollar amount or other qualifications are not required to be listed in the Schedules hereto.

4.14. Compliance with Law. The Members of the Xing An Group are in material compliance with, and not otherwise in default in any material respect with, any law, ordinance, requirement, rule, regulation, or order applicable to the conduct of their Businesses.

4.15. No Other Agreements to Sell the Outstanding Company Stock. Except as disclosed in Schedule 4.15, Seller has no legal obligation, absolute or contingent, to any person or entity, other than to Buyer, to sell the Xing An Registered Capital, or to enter into any agreement with respect thereto.

4.16. Proprietary Rights. All of the Members of the Xing An Group’s (i) registrations of copyrights and trademarks, trade names or other trade rights, (ii) pending applications for any such registrations, and (iii) rights to use any other copyrights, trademarks, trade names and other trade rights (all of the items in the preceding clauses (i) through (iii) collectively, "Proprietary Rights"), are listed in Schedule 4.16.  Except as set forth on Schedule 4.16, the Members of the Xing An Group are the sole owners of and have the exclusive right to use the Proprietary Rights, without any Encumbrances, and no person or entity has a right to receive a royalty or similar payment in respect of any Proprietary Rights, whether pursuant to any contractual arrangements entered into by any of the Members of the Xing An Group or otherwise.  Except as set forth on Schedule 4.16, none of the Members of the Xing An Group have licenses granted by or to it, and no other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.  None of such Proprietary Rights, nor the Members of the Xing An Group’s use thereof, infringe or otherwise violate the rights of any third party; no proceedings have been instituted against or notices received by the Members of the Xing An Group that are presently outstanding alleging that the Members of the Xing An Group’s use of the Proprietary Rights infringes or otherwise violates any rights of a third party.  No claim has been asserted that is presently outstanding, nor, has any claim been threatened, by any person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Proprietary Rights used by the Members of the Xing An Group.

4.17. Employee Benefits.

(A)
Plans.  The Members of the Xing An Group do not now have, or participate in, and has not previously had, or participated in, or directly or indirectly contributed to, any employee benefit plans, other than as set forth on Schedule 4.17.

(B)
Termination.  Termination. Except as set forth on Schedule 4.17, and except as provided by law, the employment of all persons presently employed or retained by the Members of the Xing An Group is terminable at will.

4.18. Tax Matters.

(C)
The Members of the Xing An Group have duly and timely filed all tax reports and returns required to be filed by them, including all national, provincial, local and foreign tax returns and reports ("Tax Returns").  All such Tax Returns were completed in all material respects.  The Members of the Xing An Group have paid in full all Taxes required to be paid by the Members of the Xing An Group before such payment became delinquent.  The Members of the Xing An Group have made adequate provision for the payment of all accrued Taxes not yet payable. All Taxes which the Members of the Xing An Group have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper taxing authority.

(D)
Except as set forth on Schedule 4.18(b), the income tax returns of the Members of the Xing An Group have not been audited by any Governmental Entities for any period.  No issue has been raised by any Governmental Entity in respect of any such return which could result in a Material Adverse Effect.  There are no audits, inquiries, investigations or examinations relating to the Members of the Xing An Group’s Tax Returns, pending or, to the best of Seller's knowledge, threatened, by any Governmental Entity, and there are no claims which have been asserted relating to any of the Members of the Xing An Group’s Tax Returns filed for any year which if determined adversely would result in the assertion by any Governmental Entity of any material Tax deficiency against the Members of the Xing An Group.  There have been no waivers or extensions of statutes of limitations by the Members of the Xing An Group.

(E)
Seller shall be responsible for, and shall indemnify Buyer against, all Taxes imposed on the Members of the Xing An Group relating to taxable periods prior to the Closing Date (including without limitation all Taxes referred to in Schedule 4.18(b) as possible assessments for taxable periods prior to the Closing Date) to the extent such Taxes were not reserved for on the Current Balance Sheet.

(F)
Schedule 4.18(d) contains a listing of each of the Members of the Xing An Group’s assets, if any, with respect to which the tax basis differs from the book basis for financial reporting purposes, and the amount of such tax basis.

4.19. Severance Arrangements. Except as set forth on Schedule 4.19, the Members of the Xing An Group have not entered into any severance or similar arrangement in respect of any present or former employees that will result in any obligation (absolute or contingent) of Buyer or the Members of the Xing An Group to make any payment to any present or former employees following termination of employment.

4.20. Insurance. Schedule 4.20 contains a complete and accurate list of all policies or binders of fire, liability, title, workers' compensation and other forms of insurance (showing as to each policy the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Members of the Xing An Group on the Businesses, property or employees.  All of such policies are, to the best of Seller's knowledge, sufficient for compliance with all requirements of law, except where failure would not have a Material Adverse Effect.  To the best of Seller's knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders.  There are no outstanding unpaid claims under any such policies or binders.  Such policies and binders provide, to the best of Seller's knowledge, sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by the Members of the Xing An Group through the Closing Date.

4.21. Compliance With Legislation Regulating Environmental Qualities. There are no toxic wastes or other toxic or hazardous substance or material being stored or otherwise held in or on any of the Facilities, or which have migrated from the Facilities, whether contained in ambient air, surface water, ground water, land surface or subsurface strata.  The Facilities have been maintained, and the Business operated, in material compliance with all national, provincial and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and local environmental protection, occupational, health and safety or similar laws ordinances, restrictions, licenses and regulations.

4.22. Vacation Time. Bonuses, Etc. The vacation periods for the Personnel of the Members of the Xing An Group occur through the methods and periods described on Schedule 4.22 (a).  Except as set forth on Schedule 4.22 (b), as of the Current Balance Sheet Date, there are no bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done that is due to, or expected by, present or former employees of the Members of the Xing An Group that are either not fully paid or not reflected in the Current Financial Statements (other than accrued compensation in the ordinary course of business for the periods between the Current Balance Sheet Date and the Closing Date).

4.23. Compensation. Schedule 4.23 lists the job categories (administrative and professional), and total annual compensation of all persons, by category, who, as of the date hereof, are or will be entitled to receive compensation from the Members of the Xing An Group.

4.24. Material Misstatements or Omissions. No representations or warranties by Seller in this Agreement nor any document, exhibit, certificate or schedule furnished to Buyer in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.  Copies of all documents furnished to Buyer hereunder are true and complete copies of the originals thereof in all material respects.

4.25 Bank Accounts. Set forth on Schedule 4.25 is a list of each bank in which the Members of the Xing An Group maintain an account or safe deposit box, the corresponding number of each such account or safe deposit box, and the names of all persons holding check signing or withdrawal power or other authority with respect thereto.

4.26 Powers of Attorney. Set forth on Schedule 4.26 is a list of the names of any persons holding powers of attorney from the Members of the Xing An Group, and a summary statement of the terms thereof.

4.27 Certain Transactions. Set forth on Schedule 4.27 is a list of shareholders, agents or employees of the Members of the Xing An Group, or any person related to such person by blood or marriage holding any position or office with or has any financial interest, direct or indirect, in any vendor, client or account of, or other outside business which has transactions with any of the Members of the Xing An Group.

4.28  Equity Holders.  Set forth on Schedule 4.28 is a correct and complete list of the names and addresses of all of the Shareholders of the Members of the Xing An Group, and all equity interests of the Members of the Xing An Group (collectively, the “Equity Interests”), all of which are owned beneficially and of record by the Shareholder indicated.  Each outstanding Equity Interest has been duly authorized and validly issued, and no Equity Interest has been issued in violation of preemptive or similar rights.  There are no outstanding subscriptions, options, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer by Seller or any shareholder of any equity or other ownership interests of Seller; and Seller has no obligation of any kind to issue any additional Equity Interests or to pay for any Equity Interests.  The issuance and sale of all securities of Seller, including the Equity Interests, has been in full compliance with all applicable national and provincial laws.

4.29 Officers, Directors and Employees and Post Closing Arrangements.  Except as set forth in Schedule 4.29, Seller has no agreement or understanding with any shareholder, employee or Representative of the Members of the Xing An Group which would influence any such person not to become associated with Buyer from and after the Closing, or from serving the Members of the Xing An Group after the Closing in a capacity similar to the capacity presently held.  No Seller knows of any employee or Representative of the Members of the Xing An Group who intends to terminate his or her employment with the Members of the Xing An Group prior to or following the Closing.

4.30 Vendors.  Except as identified in Schedule 4.27, no vendor of the Members of the Xing An Group has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to the Members of the Xing An Group, as applicable, either prior to, or following the consummation of, the Closing.

4.31 Client and Vendor Relationships.  Seller shall use its best efforts to maintain the goodwill and reputation associated with the Members of the Xing An Group, to keep the Members of the Xing An Group’s Personnel, suppliers, vendor Representatives and client relationships intact, and to assist in the transfer of such relationships to Buyer.

4.32 Client and Vendor Relationships.  Seller has made its copies of its Books and Records available  to Buyer and such copies are true, accurate and complete.

4.33 Investment Representations. Each Shareholder is acquiring the Stock Consideration for its own account for investment and not with a view to the sale or distribution thereof or with any present intention of selling or distributing any thereof.  Each Shareholder understands and acknowledges that the Stock Consideration is not registered under the Securities Act, and will not be subsequently transferable, except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 or any successor rule under the Securities Act, (iii) pursuant to a no-action letter issued by the SEC to the effect that a proposed transfer of the Stock Consideration may be made without registration under the Securities Act, or (iv) upon an opinion of counsel to the effect that the proposed transfer is exempt from registration or qualification under the Securities Act and relevant state securities laws.  By such representation, each Shareholder states that (x) he understands that Stock Consideration is being offered pursuant to a specific exemption under the provisions of the Securities Act, which exemption(s) depends, among other things, upon the investment intent of a purchaser, (y) no other person has a beneficial interest in the Stock Consideration, and that no other person has furnished or will furnish directly or indirectly, any part of or guarantee the payment of any part of the consideration to be paid for the Stock Consideration, and (z) the Shareholder does not intend to distribute all or any part of the Stock Consideration.  Each Shareholder acknowledges that, in the view of the SEC, a purchase now with an intent to resell by reason of any foreseeable specific contingency or an anticipated change in market value or in the condition of the Buyer or of its properties.

Article 5
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that as of Closing:

5.1. Organization of Buyer. Buyer is duly organized validly existing and in good standing under the laws of the State of Nevada, has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets.

5.2. Authorization. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally).

5.3. No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, Lease, Encumbrance, commitment, license, franchise permit, authorization or concession to which Buyer is a party or by which Buyer or any of its assets are bound, (iii) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Buyer including, but not limited to the Securities Act, or (iv) an imposition of any Encumbrance, restriction or charge on the business of Buyer or on any of its assets.

5.4. Consent and Approvals. Except as set forth herein and in Schedule 5.4 attached hereto, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental  Entity, or any other person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.5. Investment Representations. Buyer is acquiring the issued and outstanding Xing An Registered Capital for its own account for investment and not with a view to the sale or distribution thereof or with any present intention of selling or distributing any thereof.  Buyer understands and acknowledges that the issued and outstanding Xing An Registered Capital is not registered under the Securities Act, and will not be subsequently transferable, except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 or any successor rule under the Securities Act, (iii) pursuant to a no-action letter issued by the SEC to the effect that a proposed transfer of the outstanding Xing An Registered Capital may be made without registration under the Securities Act, or (iv) upon an opinion of counsel to the effect that the proposed transfer is exempt from registration or qualification under the Securities Act and relevant state securities laws.  By such representation, the Buyer states that (x) it understands that the issued and outstanding Xing An Registered Capital is being offered pursuant to a specific exemption under the provisions of the Securities Act, which exemption(s) depends, among other things, upon the investment intent of a purchaser, (y) no other person has a beneficial interest in the issued and outstanding Xing An Registered Capital being acquired hereunder, and that no other person has furnished or will furnish directly or indirectly, any part of or guarantee the payment of any part of the consideration to be paid for the issued and outstanding Xing An Registered Capital, and (z) the Buyer does not intend to distribute all or any part of the issued and outstanding Xing An Registered Capital.  Buyer realizes that, in the view of the SEC, a purchase now with an intent to resell by reason of any foreseeable specific contingency or an anticipated change in market value or in the condition of the Companies or of their properties, or in connection with a contemplated liquidation or settlement of any loan obtained by the Buyer for the acquisition of the issued and outstanding Xing An Registered Capital would represent a purchase with an intent inconsistent with the foregoing representation by Buyer, and that such a sale or disposition might be regarded as a deferred sale as to which the exemption is not available.

5.6. Compliance with Law. To the Buyer's knowledge, Buyer and the conduct of its business are in material compliance with all applicable material laws, statutes, ordinances and regulations, whether federal, national, state, provincial or local and whether foreign or domestic, except where the failure to comply would not have a material adverse effect on the business or financial condition of Buyer and its subsidiaries, taken as a whole. Buyer has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a material adverse effect an the business or financial condition of Buyer and its subsidiaries, taken as a whole.

5.7 Compliance with Reporting.  As of the Closing Date, Buyer shall be current in, and in compliance with all requirements of, all filings required to be tendered to the Securities and Exchange Commission pursuant to the Securities Act and Securities Exchange Act of 1934, as amended.  Said filings shall contain all of the information required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the best knowledge of Buyer, will not fail to state any material facts which were required to be so stated.  In addition to the filings identified in Schedule 5.4, Buyer shall be responsible for all Securities Act and Exchange Act filings, together with the costs associated therewith, as a consequence of this transaction.

5.8 Buyer Acknowledgments. Buyer, acting through its own management personnel, counsel, and accountants has been given the opportunity to inspect and examine the books, documents, records, Contracts, leases, licenses, permits, purchase agreements and other agreements, business arrangements and commitments including but not limited to those described in the Schedules and Exhibits attached hereto (collectively the “Records”) of Seller for purpose of determining the acceptability to Buyer of Seller's titles to the Xing An Registered Capital and underlying assets and the condition of such assets.  Buyer, acting through the above referenced individuals, has also been given the opportunity to investigate, inspect and examine the material aspects of the Business and all of its assets and liabilities.  In addition to the foregoing, Buyer has been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of the Members of the Xing An Group and management personnel acting on its behalf concerning the business, its assets and this transaction, and to obtain any additional information, to the extent that Seller was in possession of such information, or was able to acquire it without unreasonable effort or expense, necessary to verify the accuracy of the Records and information furnished; and Buyer has availed itself of such opportunity to the extent Buyer considers appropriate in order to permit Buyer to evaluate the merits and risks of the contemplated acquisition of Seller’s shares or units of issued and outstanding Company Stock.

5.9. Material Misstatements or Omissions. No representations or warranties by Buyer in this Agreement nor any document, exhibit, certificate or schedule furnished to Seller pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.  Copies of all documents furnished to Seller hereunder are true and complete copies of the originals thereof in all material respects.

Article 6
Additional Covenants of Seller and Buyer

Seller, on the one hand, and Buyer, on the other hand, covenant with each other as follows:

6.1. Consents and Best Efforts. Within five (5) business days after the execution of this Agreement, Seller and Buyer will commence all commercially reasonable action required hereunder, and Seller will cooperate with Buyer as is necessary, to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Xing An Registered Capital and the Buyer’s Common Stock.  In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to take or cause to be taken all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including cooperation by Seller in providing information to Buyer, upon Buyer’s reasonable request, necessary or advisable for financing of the Buyer.

6.2. Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure that would be likely to cause any of its representations or warranties made in, or pursuant to, this Agreement to be untrue or inaccurate in any material respect, and (ii) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall use all reasonable commercial efforts to remedy any material failure on its part to comply with or be satisfied by it hereunder.

6.3 Tax Returns. Seller shall be responsible for, and make all decisions with respect to, the preparation and filing of any short term or partial year income tax return of the Members of the Xing An Group for the fiscal year ending December 31, 2008 representing the portion of such year prior to Closing. Seller hereby represents, warrants and agrees that such income tax returns shall comply in all material respects with applicable law.  Seller shall furnish to Buyer a copy of each such return of the Members of the Xing An Group promptly upon the filing thereof.  Buyer shall be responsible for, and make all decisions with respect to, the preparation and filing of any short term or partial year income tax return for the fiscal year ending December 31, 2008 representing the portion of such year subsequent to Closing.  Buyer hereby represents, warrants and agrees that such income tax returns shall comply in all material respects with applicable law.  Buyer shall furnish to Seller a copy of each such return promptly upon the filing thereof.

6.4. Brokers. Buyer and Seller have had no dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby and no broker, finder or other person is entitled to receive any broker's commission or finder's fee or similar compensation in connection with any such transaction.  Each of the Parties agrees to defend, indemnify and hold harmless, in the manner herein provided, the other from, against, for and in respect of any and all claims, suits, expenses, attorneys fees, costs or other losses sustained by the other as a result of any liability or obligation to any broker or finder on the basis of any arrangement, agreement or acts made by or on behalf of such other Party with any person or persons whatsoever.

6.5. Payments. Neither party hereto has, directly or indirectly knowingly paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of either party’s business, and which such party knows or has reason to believe to have been illegal under any federal, national, state, provincial or local laws of the United States or any other country having jurisdiction.

6.6. Guarantees and Inter-company Debts. Buyer acknowledges that the Members of the Xing An Group currently have the inter-company debts, credit guarantees and loans identified in Schedule 6.6.  The Parties agree that Buyer shall assume responsibility for the balance of such inter-company debts, credit guarantees and loans, as of the date of Closing, without any reduction and/or offset against the Purchase Price.

6.7. Closing Date Working Capital. The Parties agree that as of the Closing Date:

(A)	all regular payments of bills, expenses and salaries accrued in the ordinary course of business not otherwise paid shall remain with the Members of the Xing An Group;

(B)	all cash held by the Members of the Xing An Group at Closing together with pre-payments of debts not yet due shall remain with the Members of the Xing An Group; and

(C)	all uncollected Accounts Receivable will remain with the Members of the Xing An Group.

6.8. Notices of Certain Events.  Prior to the Closing, Seller shall promptly notify Buyer of:

(A)	Any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

(B)	Any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(C)
Any actions commenced, or to the knowledge of Seller threatened against, relating to, involving, or otherwise affecting Seller or any of their property, or any disputes, conflicts or circumstances providing the basis for any dispute or conflict, which, if in existence on the date of this Agreement would have been required to have been disclosed by Seller to Buyer pursuant this Agreement or which relate directly or indirectly to the consummation of the transactions contemplated by this Agreement.

6.9. Exclusivity.  Unless and until this Agreement has been terminated in accordance with Section 10 below, neither the Seller nor their respective Representatives, agents or employees, will solicit or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding (written or oral) with, any other person or entity regarding (i) the sale, merger or reorganization of the Members of the Xing An Group; (ii) the sale or other disposition of, or the granting of any security interest, lien or encumbrance on, any of the assets of the Members of the Xing An Group (except in the ordinary course of business or as otherwise provided hereunder); or (iii) any other transaction, except as otherwise provided hereunder, which would cause or result in any change, other than of an immaterial nature, in or adversely affect the Businesses of any of the Members of the Xing An Group or otherwise interfere with the consummation of the transactions contemplated herein.

Article 7
Closing Documents

7.1. Buyer’s Deliveries. On or prior to the Closing Date, Buyer shall deliver the following to Seller or, in the case of (B), the Escrow Agent:

(A)	Promissory notes in the form of Exhibit B hereto to each Shareholder in the amount of Cash Consideration due such Shareholder;

(B)	certificates representing the Buyer’s Common Stock comprising the Stock Consideration set forth in Section 2.2 hereof;

(C)
a certified copy of resolutions unanimously adopted by Buyer's board of directors approving the execution and delivery of this Agreement to Seller and the consummation of the transactions contemplated hereby, in such form as may be reasonably acceptable to Seller's counsel; and

(D)	a certificate of good standing of the Buyer;

(E)
an opinion of counsel to the Buyer, addressed to Seller, reasonably acceptable to Seller, as to the corporate organization and good standing of the Buyer, non-contravention, the due authorization of the transactions contemplated hereby and the enforceability of this Agreement; and

(F)	such other documents that Seller may reasonably deem necessary or appropriate in order to consummate the transaction contemplated herein.

7.2. Seller’s Deliveries. On or prior to the Closing Date, Seller shall deliver the following documents to Buyer:

(A)	documents evidencing the transfer of 90% of the Hong Yuan Registered Capital and 90% of the Sheng Yu Registered Capital to the Buyer; and

(B)
a certified copy of resolutions unanimously adopted by the board of directors, managers, shareholders and members, as applicable, of each of the Members of the Xing An Group and Xing An Mining approving the execution and delivery of this Agreement to Buyer and the consummation of the transactions contemplated hereby, in such form as may be reasonably acceptable by Buyer's counsel; and

(C)	a deed of trust executed by each of the Shareholders transferring the beneficial interest in all the Xing An Registered Capital not transferred hereby to the Buyer;

(D)	the Books and Records, and a good standing certificate for each entity being acquired hereunder;

(E)
an opinion of counsel to the Seller, addressed to Buyer, reasonably acceptable to Buyer, as to the corporate organization and good standing of each of the Members of the Xing An Group and Xing An Mining, the due authorization of the transactions contemplated hereby, non-contravention, the legality of the transaction contemplated hereby under the laws of the people’s Republic of China and the enforceability of this Agreement;

(F)	such other documents that Buyer may reasonably deem necessary or appropriate in order to consummate the transaction contemplated herein

Article 8
Actions by Seller and Buyer After Closing

8.1. Books and Records. Each Party agrees that it will cooperate with, and make available to, the other party, during normal hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees’ access for any reasonable business purpose.  The Party requesting any such books and records, information or employee access shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to such books and records, information or employees.  Seller may require certain financial information relating to the Members of the Xing An Group for periods after the Closing Date for the purpose of filing national, provincial, local and foreign Tax Returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller's reasonable request.

8.2. Survival of Representations, and Warranties. All representations and warranties contained herein or in any certification or instrument delivered pursuant to this Agreement or the transactions contemplated hereby shall survive for a period of two (2) year from the execution and delivery hereof and the consummation of the transactions contemplated hereby.

8.3. Indemnification. Subject to Section 8.3.4 hereof, Buyer and Shareholders each agree to indemnify and hold the other harmless from and against all claims, damage, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions (the “IndemnifiedLiabilities”) incurred by the other in connection with:

(A)	Any material breach of any representation or warranty made in this Agreement by the Party against whom indemnification is sought; or

(B)	Any material misrepresentation contained in any statement, certificate, exhibit or schedule to this Agreement furnished by the Party against whom indemnification is sought; or

(C)	Any material breach of or failure to perform any covenant, agreement or obligation contained in this Agreement or in any related documents or other certification or instrument contemplated hereby.

8.3.1 Claims for Indemnification Whenever any claim shall arise for indemnification hereunder (a “Claim”), the Party seeking indemnification (the "Indemnified Party") shall promptly notify each Party from whom indemnification is sought (the "Indemnifying Party") of the Claim and, when known, the facts constituting the basis for the Claim.  In the event of any such claim for indemnification results from or is in connection with any Claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount, of the liability arising therefrom.  The Indemnified Party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof, as provided in Section 8.3.2 of this Agreement.

8.3.2 Defense of Claims If a Claim results from, or arises out of, any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such Claim or legal proceeding, with counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such Claim or litigation resulting therefrom within ten (10) days after notice of such Claim is given to the Indemnified Party, then, (i) the Indemnified Party may defend against such Claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question, defend against or limit liability as a result of the manner in which the Indemnified Party defended such third party Claim or litigation, or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party Claim or litigation, in a reasonably prudent manner.

8.3.3 Payment. Upon judgment, determination, settlement or compromise of any third party Claim (a “Determination”) in a manner provided for by Section 8.3.2, the Indemnifying Party shall promptly pay on behalf of the Indemnified Party or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by such Determination with respect thereto, unless in the case of a judgment an appeal is made from the judgment.  If the Indemnifying party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.  Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

8.4. Further Assurances. Both at and after Closing, each party shall prepare, execute and deliver, at the other's direction and expense, such further instruments of conveyance, sale, assignment or transfer and such other documents, and shall take or cause to be taken such other or further action, as the party shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer’s title to all or any part of the issued and outstanding Company Stock and underlying assets or to perfect Seller's right to, and receipt of, the Purchase Price, or to consummate, in any other manner the terms and provisions of this Agreement.

8.5. No Prohibited Assignment: Best Efforts. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other parties thereto would constitute a breach thereof or in any way affect the rights of the Seller thereunder and such consent has not been obtained.  If such consent is not obtained or if any attempted assignment would be ineffective or would affect the Seller's rights thereunder so that the Buyer would not in fact receive all such rights, then, Seller shall use Seller’s best efforts to cause Buyer to be placed in the same economic position as if such consent or assignment had been effected.  In doing so, Seller shall thereafter not be in breach of its related representations and warranties under this Agreement.

Article 9
Other Conditions to Obligations of Buyer and Seller

9.1. Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions, unless waived by Buyer in writing or through closing this transaction:

(A)
The representations and warranties of Seller set forth in this Agreement and not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing. The representations and warranties of Seller set forth in this Agreement and qualified as to materiality shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

(B)	Seller shall have performed and observed in all material respects all obligations and conditions to be performed or observed by Seller under this Agreement.

(C)	Between September 30, 2007 and the Execution Date of this Agreement, except as otherwise provided herein, Seller shall have operated its Business in the ordinary course of business.

(D)	Seller shall have received such third party consents and approvals required because of this Agreement or the transactions contemplated by this Agreement as defined by Section 4.9 and Schedule 4.9.

(E)
No action, suit or proceeding shall be pending or threatened before any court, arbitrator or other body or administrative agency of any national, provincial, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would preventconsummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(F)
All corporate and other proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel.

(G)	The Shareholders shall have assigned all the beneficial interest in all the Xing An Registered Capital not transferred hereby to the Buyer pursuant to instruments satisfactory to Buyer.

(H)	Seller shall have delivered to Buyer all of the documents and other things set forth in Section 7.2 hereof.

(I)	Shareholders andEscrow Agent shall have executed and delivered the Escrow Agreement to Buyer.

9.2. Conditions to Obligations of Seller. The obligation of Seller to consummate the acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Seller in writing or through closing this transaction:

(A)
The representations and warranties of Buyer set forth in this Agreement and not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing. The representations and warranties of Buyer set forth in this Agreement and qualified as to materiality shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

(B)	Buyer shall have performed and observed in all material respects all obligations and conditions to be performed or observed by Buyer under this Agreement.

(C)	Buyer shall have received such third-party consents and approvals required because of this Agreement or the transactions contemplated by this Agreement as defined by Section 5.4 and Schedule 5.4.

(D)
No action, suit or proceeding shall be pending or threatened before any court, arbitrator or other body or administrative agency of any national, provincial, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(E)
All corporate and other proceedings taken or required to be taken by Buyer in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to Seller and its counsel.

(F)	Buyer shall have delivered to Seller all of the documents and other things set forth in Section 7.1 hereof.

(G)	Buyer and Escrow Agent shall have executed and delivered the Escrow Agreement to Shareholders.

Article 10
Termination

10.1. This Agreement may be terminated as provided below:

(A)	Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(B)
Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) by reason of the failure of the fulfillment of any condition under Section 9 by the Seller, or (ii) if the Closing shall not have occurred on or before January 31, 2008; and

(C)
Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (i) by reason of the failure of fulfillment of any condition under Section 9 by the Buyer, or (ii) if the Closing shall not have occurred on or before January 31, 2008.

10.2. Notwithstanding anything in this Section 10 to the contrary, no Party may terminate this Agreement if the circumstances giving rise to such Party’s right to terminate results primarily from such Party itself breaching any representation, warranty, or covenant contained in this Agreement.  In addition, each Party acknowledges that the Businesses of the Members of the Xing An Group are unique, that a failure by a Party to complete the transaction contemplated by this Agreement will cause irreparable and continuing damage to the other Party, and that actual damages for any such failure are not ascertainable and would otherwise be inadequate and that the other Party will therefore have no adequate remedy at law.  Consequently, each Party agrees that ~~t~~he other Party, its affiliates, successors and assigns, shall be entitled to specific performance of any of the provisions of this Agreement.

Article 11
Miscellaneous

11.1. Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given if made in writing and if served either by personal delivery to the party for whom intended or by being deposited, delivery charges prepaid, with a reputable international courier service bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such Party.

If to Buyer:            Hongwen Li
Songzai International Holding Group Inc.
20337 Rimview Place
Walnut, California  91789

If to Seller:            Mingshu Gong
No. 9,  People Road
Jia Ge Da Qi, Jia Ge Da Qi District,
Da Xing'an Mountain Region,
Heilongjiang Province, PRC. 165000

11.2. Entire Agreement. This Agreement, together with the schedules, exhibits and certificates annexed hereto, merges and supersedes all prior and contemporaneous understandings, oral or written, of the Parties hereto and sets forth the entire understanding of the Parties with respect to the subject matter hereof.  Unless expressly provided for to the contrary under this Agreement, no term or condition of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

11.3. Binding Effect and Assignments. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties hereto and their respective heirs, administrators, executors, personal Representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.  This Agreement may not be assigned by either Party except with the prior written consent of the other.

11.4. Captions.  The article and section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision thereof.

11.5. Expenses of Transaction.  Except as otherwise stated herein, each of the Parties hereto shall bear and pay, without any right of reimbursement from any other Party, all costs, expenses and fees incurred by it on its behalf incident to this transaction and the performance of such Party's obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, any broker's or finder's fees, costs incident to the transfer of any securities and the fees and disbursements of counsel, accountants and consultants (including investment banking firms/advisors) employed by such Party; provided, however, that the fees and disbursements of legal counsel and accountants incurred by the Buyer shall be shared equally by the Buyer, on one hand, and the Shareholders, on the other.

11.6. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.7. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination.  In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable, and every other provision of this Agreement shall remain in full force and effect.

11.8. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by and enforced in accordance with the internal laws, and not the law of conflicts, of the state of California applicable to all agreements made and to be performed in such state. The parties hereto agree that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court of competent jurisdiction located in Los Angeles County and the parties hereto expressly consent to the jurisdiction of any such courts and to venue therein.  In the event of any litigation arising out of a breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and court costs at the trial and appellate levels.

11.9. Remedies. The remedies hereunder shall be cumulative and not alternatives; the election of one remedy for a breach shall not preclude pursuit of other remedies.

11.10. Publicity. Subject to SEC rules and regulations, Buyer shall be permitted to issue press releases or make public statements regarding the transactions contemplated hereby without the prior approval of the Seller after Closing.

11.11. Confidentiality. In the event the transaction which is the subject of this Agreement is not consummated, Buyer agrees that it will return to Seller all Records and other documents of Seller then in its possession, and will not itself use or disclose, directly or indirectly, to any person any confidential information with respect to Seller or the Business learned by Buyer during the period prior to the termination of this Agreement.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:		SELLER:

SONGZAI INTERNATIONAL HOLDING GROUP INC.		HEILONGJIANG XING AN GROUP HONG YUAN COAL MINING CO., LTD.

By:	/s/ Hongwen Li	By:	/s/ Gong Mingshu
Its:	Chairman	Its:	Chairman

HEILONGJIANG XING AN GROUP SHENG YU MINING CO., LTD.

		By:	/s/ Gong Mingshu
		Its:	Chairman

HEILONGJIANG XING AN MINING DEVELOPMENT GROUP CO., LTD.

		By:	/s/ Gong Mingshu
		Its:	Chairman

/s/ Gong Mingshu
GONG Mingshu

/s/ Yue Yunjia
YUE Yunjia

/s/ Yue Yunpeng
YUE Yunpeng

/s/ Yue Guoqing
YUE Guoqing

Exhibit A

[Form of Escrow Agreement]

ESCROW AGREEMENT

This Escrow Agreement is entered into as of January __, 2008, by and among Songzai International Holding Group Inc., a Nevada corporation (the “Buyer”); Heilongjiang Xing An Mining Development Group Co., Ltd., a People’s Republic of China limited liability company (“Xing An Mining”), GONG Mingshu, YUE Yunjia, YUE Yunpeng, and YUE Guoqing (collectively, the “Shareholders”); and ___________________ (the “Escrow Agent”).

WHEREAS, the Buyer and Shareholders, among others, have entered into a Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, the Purchase Agreement provides that the Shareholders shall indemnify the Buyer for certain claims; and

WHEREAS, the parties hereto desire to establish an escrow account to secure such indemnification obligations;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.            Escrow and Indemnification.

(a)            Escrow of Shares.  Simultaneously with the execution of this Agreement, the Buyer shall deposit with the Escrow Agent a certificate for _____ shares of common stock of the Buyer (the “Escrow Shares”), issued in the name of the Escrow Agent or its nominee.  The Escrow Agent hereby acknowledges receipt of such stock certificate.  The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 2(a), together with any further shares deposited by the Buyer pursuant to the immediately preceding sentence, are referred to herein as the “Escrow Shares.”  The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.  The Escrow Agent agrees to hold the Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b)            Indemnification.  The Shareholders have agreed in the Purchase Agreement to indemnify and hold harmless the Buyer from and against specified Indemnified Liabilities (as defined in the Purchase Agreement).  The Escrow Shares shall be security for such indemnity obligation of the Shareholders, subject to the limitations, and in the manner provided, in this Agreement.

(c)            Dividends, Etc.  Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account.  Such securities shall be considered Escrow Shares for purposes hereof.  Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Shareholders in accordance with Section 3(c).

(d)            Voting of Shares.  Each Shareholder shall have the to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to such Shareholder’s pro rata portion of the Escrow Shares, and the Escrow Agent shall comply with any such written instructions.  In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.

(e)            Transferability.  The respective interests of the Shareholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law.  Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

2.             Distribution of Escrow Shares.

(a)            Distribution by Escrow Agent.  The Escrow Agent shall distribute the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Shareholders and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Shareholders, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) the provisions of Section 3(b) or 3(c) hereof.

(b)            Interim Distributions.  Within five business days after the first day of each calendar quarter after the date hereof (each a “Interim Distribution Date”), the Escrow Agent shall distribute to each Shareholder that number of the Escrow Shares then held in escrow that such Shareholder may sell pursuant to Rule 144 on the relevant Interim Distribution Date, registered in the name of the Shareholders.  Escrow Agent may rely on the advice of Company’s legal counsel as to such number.  Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a copy of a notice of any Claim (as defined in the Purchase Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, the Escrow Agent shall retain in escrow after the relevant Interim Distribution Date such number of Escrow Shares as have a Value (as defined in Section 4 below) equal to 150% of (i) the amount of the Claim covered by such.  Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.

(c)            Distribution Following Termination Date.  Within five business days after the second anniversary hereof (the “Termination Date”), the Escrow Agent shall distribute to the Shareholders all of the Escrow Shares then held in escrow, registered in the name of the Shareholders.  Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a copy of a notice of any Claim (as defined in the Purchase Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, the Escrow Agent shall retain in escrow after the relevant Interim Distribution Date such number of Escrow Shares as have a Value (as defined in Section 4 below) equal to 150% of (i) the amount of the Claim covered by such.  Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.

(d)            Method of Distribution.  Any distribution of all or a portion of the Escrow Shares to the Shareholders shall be made by delivery of stock certificates issued in the name of the Shareholders covering such percentage of the Escrow Shares being distributed as is calculated in accordance with the percentages set forth opposite such holders’ respective names on Attachment A hereto.  Distributions to the Shareholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder).  No fractional Escrow Shares shall be distributed to Shareholders pursuant to this Agreement.  Instead, the number of shares that each Shareholder shall receive shall be rounded up or down to the nearest whole number.

3,             Valuation of Escrow Shares.  For purposes of this Agreement, the “Value” of any Escrow Shares shall be the average of the last reported sale prices per share of the common stock of the Buyer on the over the five consecutive trading days ending two trading days before (i) such Escrow Shares are distributed by the Escrow Agent to the Buyer as provided herein or (ii) the Value of the Escrow Shares is otherwise required to be calculated pursuant to the terms hereof (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the common stock of the Buyer since the beginning of such five-day period), multiplied by the number of such Escrow Shares.

4.             Fees and Expenses of Escrow Agent.  The Buyer shall (a) pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment B hereto, and (b) reimburse the Escrow Agent for its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.

5.             Limitation of Escrow Agent’s Liability.

(a)            Limitation on Liability.  The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence.  The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein.  In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice.  The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b)            Indemnification.  The Buyer agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder.

6.             Termination.  This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Section 5 shall survive such termination.

7.             Successor Escrow Agent.  In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect.  The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Shareholders, which shall not be unreasonably withheld.  If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.  If no successor Escrow Agent is named as provided in this Section 7 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

8.             General.

(a)            Entire Agreement.  Except for those provisions of the Purchase Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

(b)            Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

(c)            Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

(d)            Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)            Notices.  All notices, instructions and other communications hereunder shall be in writing.  Any notice, instruction or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer:
Will Liu
Songzai International Holding Group Inc.
20337 Rimview Place
Walnut, California  91789

If to the Shareholders:

If to the Escrow Agent:

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended.  Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

(f)            Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

(g)            Amendments and Waivers.  This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and a majority of the Indemnification Representatives.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver.  No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)            Submission to Jurisdiction. Each of the parties hereto (i) irrevocably submits to the jurisdiction of any state or federal court sitting in Los Angeles County, California in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8(e), provided that nothing in this Section 8(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.
BUYER:	SHAREHOLDERS:

SONGZAI INTERNATIONAL HOLDING GROUP INC.	HEILONGJIANG XING AN MINING DEVELOPMENT GROUP CO., LTD.

By:	By:
Its:	Its:

GONG Mingshu

YUE Yunjia

YUE Yunpeng

YUE Guoqing

ESCROW AGENT:

[Escrow Agent]

By:

Exhibit B

[Form of Promissory Note]

PROMISSORY NOTE

$_____________
January ___, 2008

Walnut, California

FOR VALUE RECEIVED, SONGZAI INTERNATIONAL HOLDING GROUP INC. (the “Maker”), promises to pay to [_____], or order, at the offices at such place as the holder of this Note may designate, the principal sum of $[_____], without interest.  Principal shall be paid as follows:  [60% of principal] on the date six months after the date hereof and the balance on the first anniversary hereof; provided, however, that in the event that Maker closes a private placement of securities or other financing transaction in an amount of not less than US$______ while any principal amount hereunder remains outstanding, the principal shall be paid upon such closing.

All payments by the Maker under this Note shall be in immediately available funds.

This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

(1)	default in the payment or performance of this or any other liability or obligation of the Maker to the holder, including the payment when due of any principal, premium or interest under this Note;

(2)
the liquidation, termination of existence, dissolution, insolvency or business failure of the Maker, or the appointment of a receiver or custodian for the Maker or any part of its property if such appointment is not terminated or dismissed within thirty (30) days;

(3)
the institution against the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing; or

(4)
the institution by the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.

Upon the occurrence of an Event of Default, the holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of California or afforded by other applicable law.

All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.  The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal, premium or interest in such order and manner as shall be determined by the holder in its discretion.

No reference in this Note to any guaranty or other document shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

The Maker agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

No delay or omission on the part of the holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The Maker and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

This Note may, at Maker’s option, be prepaid in whole or in part at any time or from time to time.  Any such prepayment shall be without premium or penalty.

None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

All rights and obligations hereunder shall be governed by the internal laws of the State of California.

SONGZAI INTERNATIONAL HOLDING GROUP INC.

By:
Title:

Schedules

Schedule 1.1(a) Contracts (agreements, contracts, instruments or commitments to which the Business is a party)

Schedule 1.1(b) Facilities used by the Business (office, operating facilities and real Subsidiary Entities)

Schedule 1.1(c) Leases to which the Business is a party

Schedule 1.1(d) Licenses (governmental or regulatory licenses or permits required to conduct the business)

Schedule 4.4 Changes or Events subsequent to Current Balance Sheet Date.

Schedule 4.6 Assets and Exceptions to Title

Schedule 4.9 Consents, Approvals or Authorizations with Governmental Entities

Schedule 4.10 Current Financial Statements

Schedule 4.11 Pending or Threatened Litigation, Defaults or Unsatisfied Judgments

Schedule 4.15 Other, or Contingent, Agreements to Sell Portions of the Company Stock.

Schedule 4.16 Copyright and Trademark Registrations/Applications/Licenses

Schedule 4.17 Employee Benefits.

Schedule 4.18 Tax Matters

4.18(b) Income tax returns of the Business audited by Governmental Entities

4.18(d) Business's assets with respect to which the tax basis differs from the book basis for financial reporting purposes, and the amount of such tax basis.

Schedule 4.19 Severance or similar arrangement in respect of any present or former employee that will result in any obligation (absolute or contingent).

Schedule 4.20  Policies or binders of fire, liability, title, workers' compensation and other forms of insurance.

Schedule 4.22 Vacation Time, Bonuses and Profit Sharing

4.22(a) Vacation

Number of Employees	Job Category	Vacation Accrued	Method of Vacation Accruals

4.22(b) Bonuses, profit sharing, incentives, commissions not paid as of the Current Balance Sheet Date

Employee	Nature of Amount	Amount Not Paid

Schedule 4.23 Employee, Officer and Director Compensation

Number of	Job	Annual	Bonuses	Bonuses
Emloyees	Category	Compensation	Paid	unpaid/to be paid

Schedule 4.25 Bank Accounts

Account                     Safe Deposit       Authorized Person
Bank                       Number                       Box                       for Access

Schedule 4.26 Powers of Attorney

Attorney in Fact                                            Terms of Powers

Schedule 4.27 Certain Transactions

Shareholders, agents or employees of Seller or any person related to such person by blood or marriage holding any position or office with or has any financial interest, direct or indirect, in any Vendor, client or account of, or other outside business which has transactions with Seller are as follows:

Schedule 4.28 Equity Holders

Hong Yuan

Entity Name                                                       Shareholder                                                                    Equity Owned

Sheng Yu

Entity Name                                                       Shareholder                                                                    Equity Owned

Schedule 4.29 Officer, Director, Employee Post Closing Arrangements

Schedule 5.4 Governmental Consent, Approvals and Registrations Identified by Buyer

Schedule 6.9 Guarantees and Inter-company Debts to be Assumed by Buyer